EXHIBIT 23.2

The Board of Directors
Prime Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-33307) on Form S-8 of Prime Bancorp, Inc. of our report dated January 16, 1998, relating to the consolidated statements of financial condition of Prime Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on form 10-K of Prime Bancorp, Inc.

/s/ KPMG Peat Marwick LLP
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Philadelphia, PA
March 25, 1998